UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 18, 2010
LL&E ROYALTY TRUST
(Exact name of Registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	1-8518 (Commission File Number)	76-6007940 (I.R.S. Employer Identification No.)
The Bank of New York Mellon Trust Company, N.A., Trustee
Global Corporate Trust
919 Congress Avenue
Austin, Texas 78701
(Address of principal executive offices)
Registrant’s Telephone Number, including area code: (800) 852-1422
Not Applicable
(Former name, former address and former fiscal year,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events.
     On October 18, 2010 The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) of LL&E Royalty Trust (the “Trust”), received a reserve report as of July 31, 2010 (the “Reserve Report”) prepared for the Trust by its independent petroleum engineers, Miller and Lents, Ltd. (“Miller and Lents”), relating solely to the Trust’s interests in the Jay Field. The Reserve Report, which is based on information furnished to Miller and Lents by the working interest owner, indicates that, as of July 31, 2010, the estimated future net revenues attributable to the interests held by the Trust in the Jay Field are $14.7 million, and that the standardized measure of discounted estimated future net cash flows, discounted at 10% annually in accordance with SEC guidelines, is $10.5 million. The estimated future net revenues and the standardized measure of discounted estimated future net cash flows have not been adjusted to account for production since July 31, 2010 or for changes in market prices after that date.
     In the Reserve Report, Miller and Lents estimated that, as of July 31, 2010, there were approximately 205 thousand barrels of oil equivalent of imputed proved reserves attributable to the Trust’s interest in the Jay Field, 100% of which were oil and natural gas liquids, 81% of which were proved developed producing and 19% proved undeveloped. The average price assumptions used in preparing the Jay Field estimates were $75.22 per barrel of oil and $51.90 per barrel of natural gas liquids. No natural gas sales are assumed in the Reserve Report.
     There are many uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the timing of development expenditures. The reserve data set forth in the Reserve Report, although prepared by independent engineers in a manner customary in the industry, are estimates only, and actual quantities and values of oil and gas are likely to differ from the estimated amounts set forth therein. In addition, the standardized measure of discounted estimated future net cash flows shown in the Reserve Report was prepared using guidelines established by the Securities and Exchange Commission for disclosure of reserves and should not be considered representative of the market value of such reserves. A market value determination would include many additional factors. The Trustee is not able to, and does not, make any estimate or projection of the value of the Trust’s assets or any amount that a purchaser may be willing to pay for any of the assets. Any investment in LL&E Royalty Trust Units is subject to all of the risks described in the Trust’s periodic and current reports filed with the SEC, including the risks described under the caption “Risk Factors” in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on August 27, 2009.
     A copy of the Reserve Report, dated October 18, 2010, is filed herewith. Investors are cautioned to review the Reserve Report in its entirety. Although the Reserve Report does not address the Trust’s interests in the South Pass 89 and Offshore Louisiana properties, the Trust has been advised that Miller and Lents does not expect that a reserve report addressing the Trust’s interests in South Pass 89 and Offshore Louisiana would attribute any imputed reserves to the Trust’s interests in either of those properties or any estimated future net revenues attributable to the interests held by the Trust in either of those properties.
     As described in the Trust’s public filings, the Trust is required to sell its assets and liquidate by December 31, 2010, or must thereafter sell its assets at public auction for cash. Quantum Resources Management LLC (“Quantum”), the operator of the Jay Field and the owner of the approximately 33.7% working interest (the “Working Interest”) burdened by the Trust’s Net Profits Interest (“NPI”), restored production in the Jay Field in December 2009. The Trust’s NPI entitles it to receive 50% of the Net Proceeds, as defined in the conveyances, from the sale of oil and gas in the Jay Field. The corresponding net revenue interest associated with the Trust’s NPI is approximately 25.3%.
     Average oil sales in the Jay Field have increased from 553 barrels of oil per day (“Bbls/d”) for the month ended December 31, 2009 to 2,910 Bbls/d for the month ended July 31, 2010. Set forth below is information on the gross average daily oil sales volumes in the Jay Field from December 2009 to July 2010:

Monthly Oil Sales
Production Month	Bbls/d
December 2009	553
January 2010	2,101
February 2010	2,606
March 2010	2,551
April 2010	2,795
May 2010	2,634
June 2010	2,561
July 2010	2,910
     The Trustee has been informed that, as a result of changes in the Jay Field development strategy, average lifting costs have decreased from approximately $55/Bbl to approximately $32/Bbl through July 31, 2010.
     The Trust’s NPI generated cash proceeds from the Jay Field for the seven months ended July 31, 2010 of approximately $1.5 million, before adjustments for Excess Production Costs and certain net interest charges associated with Excess Production Costs and the Special Cost Escrow.
     The cumulative Excess Production Costs and Special Cost Escrow balance associated with the Working Interest for the Jay Field as of July 31, 2010 totaled approximately $14.0 million and $4.5 million, respectively (the Trust’s interest in such figures is 50%). The Reserve Report included additional capital expenditures of approximately $6.2 million (gross) from August to December 2010 that were not included in the cumulative Excess Production Costs as of July 31, 2010. These additional capital expenditures and the cumulative Excess Production Costs attributable to the Working Interest must be recovered from future revenues attributable to the Working Interest prior to payments being made to the owner of the NPI.
     The Trust had unpaid administrative expenses of approximately $635,000 as of October 11, 2010. The Trust is required to pay all of its expenses prior to any distribution to unit holders.
     As previously disclosed, the Trust is required by its Trust Agreement to terminate. As result of the termination of the Trust, the Trustee has retained an investment banking firm to manage the sale of the Trust’s assets. As previously reported, the Trust previously suspended the marketing process in light of market conditions. However, the Trustee and the investment banking firm have now recommenced the marketing process.
     In accordance with the documents governing the Trust, if any asset required to be sold has not been sold by December 31, 2010, the Trustee will cause the asset to be sold at public auction to the highest cash bidder. The Trustee is required to mail notice of any such public auction to all Unit holders at least 30 days prior to any such auction. Except in connection with any proposed non-cash sale, no approval of the Unit holders will be required in connection with the sale of the Trust’s assets.
     Subject to limitations set forth in the Trust Agreement, the Trustee is authorized to borrow funds if necessary to pay expenses of the Trust. If permitted, any such borrowings may be on a secured or unsecured basis. The Trustee is authorized by the Trust Agreement to borrow any such funds from itself or from any other person; however, no assurance can be given that the Trustee will be able to borrow money on terms the Trust considers reasonable or at all.
     The information furnished pursuant to this Item 8.01 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

ITEM 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

99.1	Reserve Report dated October 18, 2010.
99.2	Press Release dated October 18, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LL&E Royalty Trust

By:	The Bank of New York Mellon Trust Company, N.A.,
as Trustee

By:	/s/ Mike Ulrich
Name:	Mike Ulrich
Title:	Vice President
Date: October 18, 2010

Exhibit Index

Exhibit Number	Description
99.1	Reserve Report dated October 18, 2010.
99.2	Press Release dated October 18, 2010.